EXHIBIT 23.1


                   LETTERHEAD OF GOLDSTEIN GOLUB KESSLER LLP

                  Certified Public Accountants and Consultants





INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
Educational Video Conferencing, Inc.

We  hereby  consent  to  the  incorporation  by  reference  in  this  Prospectus constituting part of the Registration Statement of Educational Video Conferencing, Inc. on this Form S-3 of our report dated January 28, 2000, except for Note 12, as to which the date is February 3, 2000, on the financial statements of Educational Video Conferencing, Inc. as of December 31, 1999 and 1998 and for the years then ended appearing in the annual report on Form 10-KSB of Educational Video Conferencing, Inc. for the year ended December 31, 1999. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.


/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 1, 2000